Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

among

VUBOTICS, INC.
as Issuer

JAY WEIL
as Collateral Agent

and

THE ADDITIONAL PERSONS LISTED ON THE SIGNATURE PAGES HERETO
as Purchasers

August 28, 2007

Duane Morris LLP
Suite 700
1180 West Peachtree Street
Atlanta, Georgia 30309
404.253.6900
Counsel for Issuer

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Registration Rights Agreement
Exhibit C-1	Form of Security Agreement
Exhibit C-2	Form of Notice of Collateral Assignment of Security Interest in Patent Applications
Exhibit C-3	Form of Notice of Collateral Assignment of Security Interest in Trademarks
Exhibit C-4	Form of Notice of Collateral Assignment of Security Interest in Copyrights
Exhibit D	Form of Warrant
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Accredited Investor Questionnaire
Exhibit G	Form of Legal Opinion of Issuer’s Counsel

SCHEDULES

Schedule 3.1.6	Capitalization
Schedule 3.1.9	Brokerage or Finder’s Fees
Schedule 4.1.1	Accrued Payables

i

SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT is made as of August 28, 2007 among VUBOTICS, INC., a Georgia corporation (“Issuer”), Jay Weil, as collateral agent for the purchasers (“Collateral Agent”), and the additional persons listed on the signature pages (“Purchasers”).

For value received, the parties agree as follows:

1.                                     DEFINITIONS

1.1                               Definitions.  In this Agreement:

“Affiliate” of a Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Common Stock” means common stock of Issuer, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, any successor act of Congress, and the regulations promulgated thereunder, as amended from time to time.

“Material Adverse Effect” means a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Issuer, or a material adverse effect on Issuer’s ability to perform its obligations under the Transaction Documents.

“Note” means each senior, secured, convertible loan note issued by Issuer to a Purchaser pursuant to this Agreement, and Notes means some or all such Notes together, as the context requires.

“Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means any action, claim, suit, arbitration, inquiry, notice of violation, investigation or other proceeding.

“SEC” means the U.S. Securities and Exchange Commission and any successor Person.

“Securities” means the Notes, Warrants and other Registrable Securities.

“Securities Act” means the U.S. Securities Act of 1933, any successor act of Congress, and the regulations promulgated thereunder, as amended from time to time.

“Transaction Documents” means this Agreement, the Notes, the Registration Rights Agreement, the Security Agreement, the Warrants, the Escrow Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrant” means each Common Stock purchase warrant issued by Issuer to a Purchaser pursuant to this Agreement, and Warrants means some or all of such Warrants together, as the context requires.

2.                                    PURCHASE AND SALE OF NOTES AND WARRANTS

2.1                             Commitment. Upon and subject to the terms and conditions set forth herein, each Purchaser hereby subscribes for and commits to purchase from Issuer, and Issuer hereby reserves for issuance and commits to issue and sell to each Purchaser, a Note in the face amount, and a Warrant covering the number of shares of Common Stock, set forth on such Purchaser’s signature page to this Agreement, for the subscription price set forth on such signature page (the “Subscription Price”).

2.2                             Minimum and Maximum Amounts.  Each Note and Warrant will be issued as part of a series of issuances of one or more Notes and Warrants for (a) a minimum cumulative Subscription Price for all participating Purchasers of $800,000, and (b) a maximum cumulative Subscription Price for all Purchasers of $2,000,000.

2.3                               Terms of Notes.  Each Note will:

2.3.1                 be substantially in the form attached hereto as Exhibit A;

2.3.2                 be issued in a face amount equal to 120% of the Subscription Price paid by the Purchaser;

2.3.3                 mature, and be due and payable in full, on March 28, 2008 (the “Maturity Date”), or such later date as may hereafter be approved by Issuer and the holders of Notes comprising more than 50% of the cumulative outstanding amount under all Notes at the time such extension is approved;

2.3.4                 not bear interest prior to (a) the Maturity Date or (b) the acceleration of the Note as a result of the occurrence of an Event of Default thereunder, but after the Maturity Date or the acceleration of the Note as a result of the occurrence of an Event of Default thereunder, bear interest at the rate set forth therein or such other rate as may be agreed;

2.3.5                 be convertible at any time and from time to time prior to repayment, at the option of the holder or, under the circumstances described therein, at the option of Issuer, into that number of shares of Common Stock equal to quotient obtained by dividing (a) 83.33% of the principal and interest of the Note being converted,  by (b) the conversion price of the Note, which will initially be $0.10 and be subject to adjustment in certain circumstances as set forth in the Note;

2.3.6                 entitle the holder to have Issuer register the Common Stock issuable upon conversion of the Note with the SEC under the Securities Act pursuant to the registration rights agreement (the “Registration Rights Agreement”) to be entered into among Issuer, Purchasers and the placement agents for the securities contemplated herein, in substantially the form attached hereto as Exhibit B;

2.3.7                 be secured, pari passu with all other Notes, as to repayment, by a first priority security interest in all of Issuer’s assets, including its intellectual property rights, pursuant to a security agreement, in substantially the form attached hereto as Exhibit C-1, to be given by Issuer in favor of the Purchasers (the “Security Agreement”) and Collateral Assignments of Patents, Trademarks and Copyrights, in substantially the forms attached hereto as Exhibit C-2, Exhibit C-3 and Exhibit C-4, respectively (collectively, the “Collateral Assignments”);

2.3.8                 except as expressly set forth therein, have no preemptive or anti-dilution rights in respect of Common Stock or any other debt or equity security now, heretofore or hereafter issued or sold by Issuer;

2.3.9                 not be prepaid by Issuer without the written consent of the holder;

2.3.10          only be repaid by Issuer, in whole or in part, pro rata, based on relative outstanding amounts, with all other outstanding Notes at the time of each such repayment; and

2.3.11          not be transferable by the Purchaser or any subsequent holder, except in accordance with Section 5.1 hereof.

2.4                               Terms of Warrants.  Each Warrant will:

2.4.1                 be in substantially the form attached hereto as Exhibit D;

2.4.2                 entitle the holder to purchase ten shares of Common Stock for every $1.00 in Subscription Price paid for such Warrant and the related Note;

2.4.3                 entitle the holder to have Issuer register the Common Stock issuable upon exercise of the Warrant with the SEC under the Securities Act pursuant to the Registration Rights Agreement;

2.4.4                 be exercisable, in whole or in part, from time to time from the date of issuance through the fifth anniversary of the Closing, in cash, at $0.20 per share;

2.4.5                 entitle the holder to cashless exercise, which will result in the holder receiving that number of shares of Common Stock equal to (a) the excess of the fair market value (as defined therein) per share over the exercise price per share at the date of exercise, multiplied by (b) the total number of shares as to which exercised, and then divided by (c) the exercise price per share;

2.4.6                 except as expressly set forth therein, have no preemptive or anti-dilution rights in respect of Common Stock or any other debt or equity security now, heretofore or hereafter issued or sold by Issuer; and

2.4.7                 not be transferable by the Purchaser or any subsequent holder except in accordance with Section 5.1 hereof.

2.5                               Subscription Documents and Payments.  Each Purchaser has delivered, or will deliver, the following concurrently with such Purchaser’s execution and delivery of this Agreement:

2.5.1                 a counterpart, executed by such Purchaser, of the Registration Rights Agreement;

2.5.2                 a counterpart, executed by such Purchaser, of the escrow agreement (the “Escrow Agreement”) to be entered into among Issuer, Purchasers, Collateral Agent and Duane Morris LLP as escrow agent (“Escrow Agent”), in substantially the form attached hereto as Exhibit E;

2.5.3                 payment to Escrow Agent of the Subscription Price for the Note and Warrant subscribed for by such Purchaser; and

2.5.4                 a fully completed and signed accredited investor questionnaire (the “Investor Questionnaire”) with respect to such Purchaser, in substantially the form attached hereto as Exhibit F.

2.6                             Purchaser Conditions Precedent.  The obligations of each Purchaser to consummate the transactions contemplated in Section 2.1 are subject to the satisfaction of the following conditions precedent on or prior to the date of the relevant Closing (as defined in Section 2.8):

2.6.1                 Issuer’s obligation to offer preemptive rights pursuant to Section 4.6 of the Common Stock and Warrant Purchase Agreement dated August 21, 2006 (the “2006 Agreement”), among VuBotics, Inc., a Nevada corporation (as predecessor by merger of Issuer), and the purchasers who are parties thereto (the “2006 Purchasers”) will have been fulfilled or otherwise settled to the reasonable satisfaction of the parties thereto;

2.6.2                 the liquidated damages owed to the 2006 Purchasers pursuant to Section 1.5 of the Registration Rights Agreement dated August 21, 2006 among the parties referenced above in Section 2.6.1 will have been paid or otherwise settled;

2.6.3                 Issuer and Collateral Agent will have executed and delivered to the Purchaser this Agreement, and Issuer will have countersigned such Purchaser’s signature page to this Agreement;

2.6.4                 Issuer will have executed and delivered to the Purchaser and the placement agents the Registration Rights Agreement;

2.6.5                 Issuer and Collateral Agent will have executed and delivered to the Purchaser the Security Agreement and such additional financing statements, collateral assignments and other instruments and documents as may be necessary or prudent, in the reasonable discretion of the Purchaser and the Collateral Agent, to perfect the security interests of the Purchasers under the Security Agreement;

2.6.6                 Issuer and Escrow Agent will have executed and delivered to the Purchaser the Escrow Agreement;

2.6.7                 Issuer shall have accepted subscriptions for and a cumulative Subscription Price of at least $800,000 must be available for release by Escrow Agent to Issuer;

2.6.8                 after receiving the cumulative Subscription Price to be paid at such Closing, Issuer must not have received a cumulative Subscription Price at all Closings in excess of $2,000,000 (excluding any amounts received as a Subscription Price from these 2006 Purchasers exercising their preemptive rights as referenced in Section 2.6.1);

2.6.9                 at each Closing, Issuer must deliver a bring-down certificate signed by an officer of Issuer to the effect that, as of the date of such Closing, (a) Issuer has performed all obligations required to be performed hereunder at or before such Closing, (b) Issuer has not defaulted hereunder, and (c) all representations and warranties of Issuer herein and in the other Transaction Documents are true and correct as of the date of such Closing; and

2.6.10          Issuer’s counsel will have delivered to the Purchaser a legal opinion in substantially the form attached hereto as Exhibit G.

2.7                             Issuer Conditions Precedent.  The obligations of Issuer to consummate the transactions contemplated in Section 2.1 are subject to the satisfaction of the following conditions precedent on or prior to the date of the relevant Closing with respect to the relevant Purchaser:

2.7.1                 such Purchaser must have executed and delivered to Issuer a fully completed signature page to this Agreement for such Purchaser;

2.7.2                 such Purchaser must have executed and delivered to Issuer a counterpart of the Registration Rights Agreement;

2.7.3                 Collateral Agent must have executed and delivered to Issuer this Agreement and the Security Agreement;

2.7.4                 such Purchaser and Escrow Agent must have executed and delivered to Issuer the Escrow Agreement;

2.7.5                 Issuer must have received from such Purchaser a fully completed Investor Questionnaire, and must have found the contents of such questionnaire to be satisfactory in Issuer’s sole discretion;

2.7.6                 Issuer must have received confirmation from Escrow Agent that it has received the Subscription Price payable by such Purchaser; and

2.7.7                 at the initial Closing, a cumulative Subscription Price of at least $250,000 must be available for release by Escrow Agent to Issuer.

2.8                             Closings. The transactions contemplated in Section 2.1 will be consummated in one or more closings (each, a “Closing”), which will be held on those date(s) designated by Purchaser that occur (a) on or after the date hereof and (b) on or before October 30, 2007.  At each Closing:

2.8.1                 Issuer will execute and deliver to each Purchaser a signature page to this Agreement with respect to each Purchaser participating in such Closing;

2.8.2                 Issuer will issue the relevant Note(s) and Warrant(s) to each such Purchaser;

2.8.3                 commencing with the Closing, Collateral Agent may take all actions necessary or appropriate to perfect the security interests under the Security Agreement; and

2.8.4                 Issuer and Collateral Agent will jointly instruct the Escrow Agent to release the Subscription Price paid by the relevant Purchaser(s) to Issuer and/or to make such other permitted payment(s) as Issuer may instruct.

2.9                             Cancellation and Refund.  If the Closing of any Purchaser’s subscription has not occurred prior to October 30, 2007, or if, at any earlier date, events occur that preclude the conditions precedent to Closing such Purchaser’s subscription from occurring, and such Purchaser has not consented to otherwise extend the date of such Closing, then the Escrow Agent will refund such Purchaser’s Subscription Price and the subscription by such Purchaser to purchase the Notes and Warrants will automatically be cancelled.

3.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1                               Representations, Warranties and Covenants of Issuer.  Issuer represents, warrants and covenants to Collateral Agent and Purchasers that:

3.1.1                 Organization and Qualification. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, with the requisite power and authority to enter into the Transaction Documents and to own, lease and use its properties and assets and to carry on its business as currently conducted.  Issuer is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business as necessary, except where the failure to be so qualified would not have a Material Adverse Effect, and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3.1.2                 Authorization; Enforcement. Issuer has the requisite corporate power and authority to enter into and perform all of the Transaction Documents. The execution, delivery and performance of the Transaction Documents by Issuer have been duly authorized by all necessary corporate action by Issuer and no further consent or action is required by Issuer, its board of directors or its shareholders in connection therewith, other than actions necessary to satisfy Issuer’s post-Closing obligations under the Transaction Documents, which actions could not be authorized in advance. Each Transaction Document has been duly executed by Issuer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligation of Issuer enforceable against Issuer in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

3.1.3                 No Conflicts. The execution, delivery and performance of the Transaction Documents by Issuer do not and will not: (a) conflict with or violate Issuer’s articles of incorporation or bylaws, (b) conflict with, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien on any asset of Issuer pursuant to, or give others any right to terminate, amend, accelerate or cancel (with or without notice, lapse of time or both), any agreement, credit facility, debt or other instrument (evidencing a Issuer debt or otherwise) or other understanding to which Issuer is a party or by which any asset of Issuer is bound or affected, or (c) subject to any Required Actions (as such term is hereinafter defined), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Issuer is subject (including U.S. federal and state securities laws and regulations), or by which any asset of Issuer is bound or affected, except, in the case of each of clauses (b) and (c), such as could not have or reasonably be expected to result in a Material Adverse Effect.  There is no Proceeding pending or, to the knowledge of Issuer, threatened against or affecting Issuer or its assets before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which adversely affects or challenges the legality, validity or enforceability of any Transaction Document.

3.1.4                 Required Actions. Except for (a) filings required pursuant to the Registration Rights Agreement, (b) any filings required under applicable securities laws, and (c) those notices and actions required to be made by Issuer in respect of preemptive rights and anti-dilution rights under the 2006 Agreement (collectively, the “Required Actions”), Issuer is not required to take any action or obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with its execution, delivery and performance of the Transaction Documents.

3.1.5                 Issuance of the Securities. The Notes, Warrants and shares of Common Stock issuable upon conversion of the Notes and/or exercise of the Warrants (collectively, the “Registrable Securities”) are duly authorized and, when issued and paid for in accordance with this Agreement, the Notes and the Warrants, will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, claims and encumbrances imposed by Issuer other than those provided for in the Transaction Documents, and will be issued in compliance with an exemption from registration under all applicable U.S. federal and state securities laws. Issuer has reserved from its duly authorized Common Stock such number of shares as required in connection with the issuance of the Registrable Securities.

3.1.6                 Capitalization. Schedule 3.1.6 sets forth the capitalization of Issuer as of the date hereof, before giving effect to the issuance of the Securities pursuant hereto,

including the amount and kind of authorized shares, the number of each kind of shares issued and outstanding, the number of shares issued and held as treasury stock, and the number of shares reserved for issuance pursuant to Issuer’s stock option plans and all outstanding securities convertible into or exchangeable for any shares of Issuer, including a description of the relevant options, convertible securities and exchangeable securities.  Except for the preemptive rights and anti-dilution rights of the purchasers under the 2006 Agreement as more fully described in Schedule 3.1.6, no Person has any right of first refusal, preemptive right, right of participation, anti-dilution right or any similar right to participate in, or that is triggered by, the transactions contemplated by the Transaction Documents.

3.1.7                 SEC Reports.  Issuer is currently required to file information, documents and reports with the SEC pursuant to Section 13(a) of the Exchange Act, and Issuer has filed all such reports and schedules, forms, statements and other documents required to be filed by Issuer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the year preceding the date hereof (or such shorter period as Issuer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates of filing with the SEC, the SEC Reports, together with any amendments thereto, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act.  No SEC Report, when filed, contained any materially untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.  There is nothing that would be deemed to be of a materially negative nature to a potential investor in the Common Stock that has not been disclosed in the SEC Reports.

3.1.8                 Financial Statements.  The financial statements of Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the SEC’s rules and regulations with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles consistently applied, except as may be otherwise specified therein or the notes thereto and except that un-audited financial statements may not contain all required notes and are subject to routine year-end adjustments that are not material in the aggregate.  Such financial statements fairly present in all material respects the financial position of Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of un-audited statements, to normal, year-end audit adjustments as referred to above.

3.1.9                 Brokerage or Finder’s Fees.  Other than as set forth on Schedule 3.1.9, no brokerage, success or finder’s fee or commission is or will be payable by Issuer to any broker, financial adviser or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

3.1.10          Private Placement. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by Issuer to Purchaser as contemplated hereby.

3.1.11          Investment Company. Issuer is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Issuer Act of 1940, as amended.  Issuer will conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

3.2                             Representations, Warranties and Covenants of Purchasers.  Each Purchaser represents, warrants and covenants to Issuer, with respect to itself only and not the other Purchasers, as follows:

3.2.1                 Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and perform the Transaction Documents. The execution, delivery and performance of the Transaction Documents by such Purchaser have been duly authorized by all necessary action by such Purchaser. Each Transaction Document to which such Purchaser is a party has been duly executed by it and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.2                 Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state or foreign securities law.  Such Purchaser is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof, has no present intention of distributing any such Securities in violation of the Securities Act, any applicable state securities law and/or any foreign laws and has no direct or indirect arrangement or understandings with any other Person to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities in compliance with applicable U.S. federal and state and foreign securities laws) in violation of the Securities Act or any applicable state securities law. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

3.2.3                 Purchaser Status. At the time such Purchaser was offered the Securities and as of the date hereof, either (a) it was and is an “accredited investor” as that term is defined under Regulation D, or (b) it was not and is not a “U.S. Person” as that term is defined in Rule 902(o) of Regulation S and the sale of the Securities constituted an “offshore transaction” as that term is defined in Rule 902(i) of Regulation S, and that all statements and answers provided to Issuer by such Purchaser in its Investor Questionnaire are true and accurate as of the date given and as of the date of the relevant Closing.

3.2.4                 Experience of Purchaser. Such Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

3.2.5                 General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.2.6                 Available Information.  Such Purchaser acknowledges that, prior to executing this Agreement, it has been given an opportunity to ask questions of and receive answers from, Issuer concerning the terms and conditions of the offering of the Securities and to obtain any other information that it has requested with respect to Issuer’s operations and its proposed investment in Issuer in order to evaluate the investment and verify the accuracy of all information furnished to it regarding Issuer; and access to all of the SEC Reports that have been filed on Issuer’s behalf with the SEC.

4.                                      ISSUER COVENANTS

4.1                             Use of Proceeds.  Issuer may use the proceeds from the issuance of the Notes and Warrants for working capital purposes, including the payment of current liabilities existing at Closing, subject to the following limitations:

4.1.1                 Issuer will not use such proceeds to repay (a) loans made by officers or related parties (which excludes those, but only those accrued payables of fees, compensation and expense reimbursements set forth on Schedule 4.1.1), and (b) unless otherwise approved by the Collateral Agent, Issuer’s  indebtedness existing on the date of this Agreement and as of the Closing Date to the Estate of H. Gerry Guerin and Mr. Larry Rodammer, except for regularly scheduled quarterly payments set forth on Schedule 4.1.1; and

4.1.2                 Issuer will reimburse Adam Cabibi $9,295 for legal fees incurred in connection with a consent solicitation undertaken in 2006 on behalf of Issuer.

4.2                               Affirmative Covenants.

4.2.1                 Board Matters.

(a)                                 As soon as practical, Issuer will expand the size of its board of directors to 5 directors, and will add suitably qualified individuals as necessary to fill any vacant director seats.  In filling any such vacancies, Issuer will entertain in good faith all suitably qualified individuals recommended by Purchasers, both for interim vacancies to be filled by Issuer’s board of directors and for vacancies on the slate of nominees to be presented to the shareholders for a vote at the annual meeting of shareholders.  For purposes of this Section 4.2.1, a suitably qualified director candidate will be someone (1) with qualifications and strengths that balance and complement the qualifications and strengths of other board members, (2) who possesses independence, knowledge, judgment, character, leadership skills, requisite education and relevant experience, and (3) who has a high moral standing and is not currently and has not previously been the subject of any Proceedings, whether or not convicted of any wrongdoing, that call into question such person’s character, judgment or integrity. Until such time as all Notes have been either fully repaid or fully converted into Common Stock, Issuer will maintain a board comprised of 5 directors and will use all reasonable efforts to keep all board positions continuously filled with suitably qualified individuals, and to keep vacancies to a minimum, so as to provide Issuer with adequate corporate governance resources.  During such period, Issuer will also procure and maintain directors and officers liability insurance with customary liability limits and coverage terms.

(b)                                Notwithstanding the foregoing, so long as any principal or interest on any of the Notes is outstanding, if the foregoing process of recommending candidates for Issuer’s board of directors does not result in a candidate recommended by the holders of a majority of the outstanding principal amount of the Notes serving on Issuer’s board of directors at any time, then during such time such holders shall have the right to appoint a non-voting representative (the “Observer”) to attend meetings of the board of directors of Issuer, to change the representative so appointed at any time and, upon the resignation of such representative for any reason, to reappoint such a representative.  Issuer shall provide the Observer with a copy of any materials to be distributed or discussed at such meetings at the same time as provided to members of the Board.  Nothing herein shall require Issuer to change the place or time of any meeting for which notice has been provided by Issuer to the Observer simultaneously with that provided to Issuer’s directors.  Observer will be expected to conduct himself or herself in accordance with those reasonable rules of order applicable to members of Issuer’s board of directors and not otherwise to interfere with or disrupt the conduct of business by Issuer’s board of directors, and will be subject to dismissal (and subsequently replacement by his or her appointers) for failure to comply therewith.  Upon presentation of reasonable documentation therefore, Issuer shall promptly reimburse the Observer for all reasonable and necessary out of pocket expenses actually incurred by the Observer in attending any meeting of the board of directors, but Observer will not otherwise be compensated for attending and observing meetings of Issuer’s board of directors.  As a condition precedent to attending meetings of Issuer’s board of directors and receiving materials distributed or discussed at such meetings, Observer must execute and deliver a non-disclosure agreement in favor of Issuer pursuant to which Observer undertakes contractual duties respecting his or her use and disclosure of all confidential and proprietary information of Issuer contained therein of similar scope to those duties by which members of  Issuer’s board of directors are bound.

4.2.2                 Issuer will maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

4.2.3                 Issuer will timely file with the SEC such current reports on Form 8-K as required by the Exchange Act, including all required exhibits, that describe the terms of the transactions contemplated by the Transaction Documents. Any public announcement or publicity regarding the Transaction Documents and the transaction (other than SEC Reports) will be issued, if at all, by Issuer at such time and in such manner as Issuer determines.

4.2.4                 After the final Closing, Issuer will within 30 days issue to the Purchasers participating in any of the Closings, on a pro rata basis based on their Subscription Price paid, warrants to purchase a total of 7,333,333 shares of Common Stock on the same terms and conditions as in the warrants issued pursuant to the 2006 Agreement, except that the exercise price per share will be $0.30.  At the same time, Issuer will adjust the exercise price under the warrants issued to the placement agents in connection with the 2006 Agreement from $0.60 to $0.30 per share, and will double the number of shares of Common Stock purchasable thereunder.

4.3                             Negative Covenants.  Until each Note has been fully repaid and/or fully converted into Common Stock, Issuer covenants with the holder thereof that Issuer will not:

4.3.1                 without the prior approval of the Collateral Agent (not to be unreasonably withheld or delayed), create, incur, assume or guarantee any contractual or other non-cancelable commitment requiring Issuer to make cash payments, individually or in the aggregate with respect to the same obligee, of $100,000 or more (other than success fees or other similar contingent commitments relating to future financings by the Company, provided such payments in excess of $100,000 are due and payable only out of the proceeds of the funds raised);

4.3.2                 without the prior written consent of the Collateral Agent, create any security interest or other lien for funded indebtedness on any asset subject to the Security Agreement other than (a) security interests and liens that are subordinate to those created under the Security Agreement on terms reasonably acceptable to the Collateral Agent (such approval not to be unreasonably withheld or delayed), (b) purchase money security interests incurred in connection with the acquisition of assets in a transaction otherwise not prohibited hereunder or (c) the sale and issuance of additional Notes and Warrants at subsequent Closings pursuant to this Agreement; or

4.3.3                 redeem or re-purchase for cash any Common Stock or other equity security or security (other than convertible debt) exercisable to purchase any equity security of Issuer, or pay or declare any cash dividend or other cash distribution in respect thereof.

4.4                             “No Regrets” Option.  If at any time prior to the Maturity Date, Issuer issues Common Stock (other than pursuant to the exercise of rights by holders of securities convertible into or exercisable to purchase Common Stock that are already outstanding on the date hereof), or issues securities convertible into or exercisable to purchase Common Stock, in either case at a price per share of Common Stock to be issued that is less than $0.10 per share and for a cumulative issuance price of at least $500,000, then Issuer will, within 5 days after the date of such issuance, provide Purchasers with written notice of the terms and conditions of such issuance.  Each Purchaser will then have an additional 15 days after receipt of such notice to elect, in its sole discretion, which may be exercised by giving written notice of such election to Issuer, to convert all but not less than all of its investment in the Notes and Warrants hereunder into an investment in such other securities on identical terms and conditions as the other investors therein (except as to the amount invested and the closing date).  If any Purchaser so elects, then such Purchaser and Issuer will within 5 days thereafter execute and deliver all documents, and take all such other actions, as may be necessary or appropriate to give effect to such election.

5.                                      TRANSFER RESTRICTIONS

5.1                             Securities Law Compliance.  Each Purchaser acknowledges that the Securities may only be disposed of in compliance with applicable U.S. federal and state securities laws and foreign laws.  In connection with any transfer of the Securities other than (a) pursuant to an effective registration statement or SEC Rule 144, (b) to Issuer, or (c) to an Affiliate of a Purchaser, Issuer may require the transferor thereof to provide to Issuer an opinion of counsel selected by the transferor and reasonably acceptable to Issuer, the form and substance of which opinion will be reasonably satisfactory to Issuer, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  In the case of (c) above, as a condition of transfer, any such transferee will agree in writing to be bound by the terms of this Agreement.

5.2                             Legend.  So long as is required by applicable U.S. federal and state and/or foreign securities laws, all documents evidencing any of the Securities must contain the following legend:

NEITHER THIS SECURITY NOR ANY SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAS BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY U.S. STATE OR OTHER JURISDICTION OR ANY EXCHANGE OR SELF-REGULATORY ORGANIZATION, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND SUCH OTHER LAWS AND REQUIREMENTS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR LISTING OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, SUCH REGISTRATION AND/OR LISTING REQUIREMENTS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH WILL BE REASONABLY ACCEPTABLE TO THE COMPANY.

5.3                             Acknowledgement. Each Purchaser acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in Section 5.2 is predicated upon Issuer’s reliance that Purchaser will sell any Securities pursuant either to applicable registration and/or listing requirements, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement or listing, they will be sold in compliance with the plan of distribution set forth therein and upon compliance with the prospectus delivery requirement.

6.                                     COLLATERAL AGENT

6.1                             Appointment of Collateral Agent.  Each Purchaser hereby appoints and designates Collateral Agent as its agent to act as herein specified.  Each Purchaser irrevocably authorizes Collateral Agent to take such action on its behalf under the provisions of the Security Agreement, the Collateral Assignments and the other Transaction Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Collateral Agent may perform any of its duties hereunder by or through its agents or employees, and may appoint sub-agents to perform any or all of its duties as Collateral Agent hereunder without the prior consent of Issuer and Purchasers.

6.2                             Nature of Duties of Collateral Agent.  Collateral Agent will have no duties or responsibilities, except those expressly set forth in the Transaction Documents.  Neither Collateral Agent nor any of its officers, directors, employees or agents will be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by or resulting from its or their gross negligence, willful misconduct or fraudulent act.  The duties of Collateral Agent will be mechanical and ministerial in nature.  Collateral Agent will not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser. Nothing in this Agreement, express or implied, is intended to or will be so construed as to impose upon Collateral Agent any obligations in respect of this Agreement and the Security Agreement, except as expressly set forth herein and therein.

6.3                             Lack of Reliance on Collateral Agent.

6.3.1                 Independently and without reliance on Collateral Agent, each Purchaser, to the extent it deems appropriate, has made and will continue to make (i) its own independent investigation of the financial condition and affairs of Issuer in connection with the taking or not taking of any action in connection herewith and with the other Transaction Documents, and (ii) its own appraisal of the creditworthiness of Issuer, and, except as expressly provided in this Agreement and the Security Agreement, Collateral Agent will have no duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before or after the delivery of the Notes and Warrants.

6.3.2                 Collateral Agent will not be responsible to any Purchaser for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or in connection with the Security Agreement or Collateral Assignments or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the other Transaction Documents, or the financial condition of Issuer, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Transaction Documents, or the financial condition of Issuer, or the existence or possible existence of any or Event of Default or other breach or default by Issuer.

6.4                             Certain Rights of Collateral Agent.  If Collateral Agent requests instructions from Purchasers with respect to any act or action (including forbearance from taking action) in connection with this Agreement or the Security Agreement, then Collateral Agent will be entitled to act or refrain from such act or taking such action unless and until Collateral Agent has received instructions from Purchasers, and Collateral Agent will not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Purchaser will have any right of action whatsoever against Collateral Agent as a result of Collateral Agent’s acting or refraining from acting hereunder in accordance with the instructions of Purchasers

6.5                             Reliance by Collateral Agent.  Collateral Agent will be entitled to rely, and will be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, fax, telex, teletype, message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  Collateral Agent may consult with legal counsel

(including Issuer’s counsel), independent public accountants and other experts selected by it and will not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel, accountants or experts.

6.6                             Collateral Agent in Its Individual Capacity.  If Collateral Agent is also a Purchaser, then with respect to its Note and Warrant, Collateral Agent will have the same rights and powers hereunder as any other Purchaser and may exercise the same as though it were not performing the duties specified herein, and the terms “Purchaser” and “Purchasers” or any similar terms will, unless the context clearly otherwise indicates, include Collateral Agent in its individual capacity.  Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of securities purchase, trust, financial advisory or other business with Issuer or any subsidiary as if it were not performing the duties specified herein, and may accept fees and other consideration from Issuer or any subsidiary for such services without having to account for the same to Purchasers.

6.7                             Successor Collateral Agent.

6.7.1                 Collateral Agent may resign at any time by giving written notice thereof to Purchasers and Issuer, and Collateral Agent may be removed at any time with or without cause by the decision of Purchasers holding a majority in face amount of the Notes.  Upon any such resignation or removal, Purchasers will have the right, with the prior written consent of Issuer, which consent will not be unreasonably withheld or delayed, to appoint a successor agent to serve as Collateral Agent hereunder and under the Security Agreement.  If no successor Collateral Agent has been so appointed by the Purchasers and has accepted such appointment within 30 days after retiring Collateral Agent’s giving of notice of resignation or Purchasers’ removal of retiring Collateral Agent, then, upon the prior written consent of Issuer, which consent will not be unreasonably withheld or delayed, retiring Collateral Agent may, on behalf of Purchasers, appoint a successor Collateral Agent, which must be acceptable to the holders of a majority of the outstanding indebtedness under the Notes.

6.7.2                 Upon the acceptance by a successor person meeting such qualifications of any appointment as Collateral Agent hereunder, such successor will thereupon succeed to and become vested with all the rights, powers, privileges and duties of retiring Collateral Agent, and retiring Collateral Agent will be discharged from its duties and obligations under this Agreement.  After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions hereof will survive as to any actions taken or omitted by it while it was Collateral Agent under this Agreement.

6.8                             Transaction Documents.

6.8.1                 Each Purchaser hereby authorizes Collateral Agent to enter into each of the Transaction Documents in the respective forms of the Exhibits hereto and to take all action contemplated thereby.  All rights and remedies under the Transaction Documents may be exercised by Collateral Agent for the benefit of Purchasers upon the terms hereof and thereof.

6.8.2                 Whenever under any provision of any Transaction Document Collateral Agent has the right to grant or withhold any consent, exercise any remedy, make any determination or direct any action by Issuer under such Transaction Document, Collateral Agent will act in respect of such consent, exercise of remedies, determination or action, as the case may be, with the consent of and at the direction of Purchasers holding Notes representing in the aggregate a majority of the outstanding principal amount of the Notes; however, no such consent of the Purchasers will be required with respect to any consent, determination or other matter that is ministerial or administrative in nature.  Whenever any consent of or direction from the Purchasers is required, Collateral Agent will send to Purchasers a notice setting forth a description in reasonable detail of the matter as to which consent or direction is requested and Collateral Agent’s proposed course of action with respect thereto.  If Collateral Agent has not received a response from any Purchaser within three business days after giving such notice, then such Purchaser will be deemed to have agreed to the course of action proposed by Collateral Agent.

6.9                             Indemnification of Collateral Agent.  Purchasers will indemnify and hold Collateral Agent harmless from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses actually incurred) that Collateral Agent may incur as a consequence, directly or indirectly, of its services as Collateral Agent for Purchasers, other than such items arising out of Collateral Agent’s gross negligence, willful misconduct or fraudulent act.  Any amounts due Collateral Agent from Purchasers pursuant to this Section 6.9 will be paid to Collateral Agent by Purchasers promptly upon request therefor in accordance with their pro rata ownership of the face amount of the Notes.

7.                                     MISCELLANEOUS

7.1                           Fees and Expenses.  Except as otherwise set forth in the Transaction Documents and any engagement letter or agreement between Issuer and any placement agent, each party will pay its own fees and expenses incident to the negotiation, preparation, execution and delivery of this Agreement.

7.2                             Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto and the engagement letters or agreements between Issuer and placement agents, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3                             Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission if such notice or communication is delivered by fax prior to 5:30 p.m. (Atlanta time) on a business day, (b) the next business day after the date of transmission if such notice or communication is delivered via fax on a day that is not a business day or later than 5:30 p.m. (Atlanta time) on a business day, (c) the 2nd business day after the date of mailing if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The facsimile number and address for such notices and communications are as set forth on the signature pages hereto or as otherwise notified by any party to the others in accordance herewith from time to time.

7.4                             Amendments; Waivers.  No waiver or any right under this Agreement will be effective unless set forth in a writing signed by the party waiving such right. No waiver of any default under this Agreement will be deemed to be a continuing waiver or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5                             Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and do not limit, expand or modify the meaning hereof.

7.6                             Successors and Assigns.  This Agreement binds and benefits the parties and their successors and permitted assigns.  Issuer may not transfer or assign its rights or obligations hereunder, but each Purchaser, subject to Section 5.1, may assign its rights and obligations under this Agreement to any Person.

7.7                             No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.8                             Governing Law; Forum; Jury Trial Waiver.  THIS AGREEMENT IS GOVERNED BY GEORGIA LAW.  FEDERAL AND STATE COURTS WITHIN THE STATE OF GEORGIA WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN AND AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO, AND WAIVE ANY OBJECTIONS TO, PERSONAL JURISDICTION AND VENUE IN SUCH COURTS OR THAT ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS.

7.9                             Survival.  The representations, warranties and covenants contained herein will survive the Closing and the delivery of the Securities.

7.10                      Execution.  The parties contemplate that each Purchaser will sign a separate signature page to this Agreement and deliver the same to Issuer as part of its subscription documents, and which signature pages will collectively be appended to a single copy of this Agreement by Issuer for all Purchasers whose investor questionnaires are approved and who otherwise become subscribers for a Note and Warrant, and when so appended will collectively constitute a single original.  If desired, the parties may execute additional counterparts of this Agreement, each of which when executed will be an original, and all such counterparts will together constitute one and the same agreement.  This Agreement will become effective with respect to each Purchaser when at least one counterpart has been executed and delivered by such Purchaser, Issuer and Collateral Agent, and counter-signed by Issuer on the original or a counterpart of the signature page for such Purchaser. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, then such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original.

7.11                      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

7.12                      Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, Issuer will issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Issuer of such loss, theft or destruction and upon provision of an indemnity reasonably acceptable to Issuer. The applicant for a new certificate or instrument under such circumstances will also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

7.13                      Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser and Issuer will be entitled to specific performance under the Transaction Documents. The parties acknowledge that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby waive and covenant not to assert in any Proceeding for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.14                      Usury. Notwithstanding any provision to the contrary contained in any Transaction Document, the total liability of Issuer under the Transaction Documents for payments in the nature of interest will not exceed the maximum lawful rate, and, without limiting the foregoing, in no event will any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that Issuer may be obligated to pay under the Transaction Documents exceed such maximum rate. If the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, then the new maximum contract rate of interest allowed by law will be the maximum rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the maximum rate is paid by Issuer to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, then such excess will be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to Issuer, the manner of handling such excess to be at such Purchaser’s election.

[counter-part signature page for Securities Purchase Agreement]

SIGNED AND DELIVERED as of the date first indicated above.

VUBOTICS, INC.
as Issuer

By:	/s/ Philip E. Lundquist
Name: Philip E. Lundquist
Title: Chief Executive Officer

/s/ Jay Weil
as Collateral Agent

and as executed, or to be executed, by each Purchaser hereunder in its respective capacity by its authorized signatory.